Exhibit 99.1

FOR IMMEDIATE RELEASE

HAMPSHIRE GROUP REPORTS 2014 SECOND QUARTER RESULTS

Expects Significantly Improved Performance in 2014 Second Half Resulting in

Positive Full-Year Adjusted EBITDA

New York, New York, August 12, 2014: Hampshire Group, Limited (OTC Markets: HAMP) today reported results for the second quarter ended June 28, 2014.

“While results for our second quarter were poor, they were not unexpected and are far from indicative of the progress we are making with the turnaround of our business,” commented Paul Buxbaum, Chief Executive Officer of Hampshire Group. “The second quarter will always be our seasonally weakest quarter. Sales were down significantly relative to the prior year, as we anticipated, largely due to the discontinuation of our license with Panama Jack, which had a meaningful sales contribution to the second quarter of 2013, coupled with the impact of market challenges by our retail customers. We have been successfully pursuing new opportunities to grow sales while, at the same time, reducing costs, the results of which we expect to become evident in the second half of the year. Accordingly, we are confident that the second quarter represents a bottoming of our results and a major inflection point in the trajectory of our financial performance.”

Second Quarter 2014 Compared to Second Quarter 2013:

●	Net sales were $14.7 million, compared to $26.1 million, due in large part to the discontinuation of our license with Panama Jack;
●	Gross profit margin was 21.4%, compared to 20.4%, reflecting sourcing and manufacturing synergies which we expect will continue to layer in throughout 2014;
●

SG&A expenses were $7.4 million compared to $8.4 million, as the Company reduced overhead costs commensurate with the expected lower level of sales, while at the same time strengthening its corporate infrastructure platform to support anticipated growth;

●	Adjusted EBITDA was a loss of $2.9 million compared to a loss of $3.5 million (see the Non-GAAP Reconciliation table in the Selected Unaudited Financial Data section of this news release);
●

Loss from operations was $4.3 million compared to a loss from operations of $3.6 million excluding the benefit of a one-time, non-cash gain of $6.1 million in the second quarter of 2013 from the favorable ruling in the Company’s lease litigation;

●	Loss from continuing operations was $4.6 million compared to a loss from continuing operations of $3.8 million excluding the aforementioned one-time gain in the prior year quarter; and,
●

Basic and diluted loss per share from continuing operations was $0.54 compared to a loss per share from continuing operations of $0.51 and $0.50, respectively, excluding the aforementioned one-time gain in the prior year quarter.

Mr. Buxbaum added, “Gross profit margin continued to increase, even with the lower sales levels, which reflects the benefits of improved procurement and manufacturing of our Men’s Brands tops. Additionally, we have been very active in broadening our portfolio in order to position the Company for long-term growth. We recently signed a license agreement with Gramicci, a well-known outdoor apparel brand carrying margins higher than Hampshire’s existing business, with the potential for significant margin expansion through the leveraging of Hampshire’s infrastructure and sourcing expertise. We also expanded our relationship with Dockers™ beyond North America, making Hampshire the exclusive supplier of all tops for the Dockers brand worldwide. These new opportunities come on the heels of our acquisition of James Campbell and the extension of our partnership with Dockers™ into the women’s category. We are pursuing additional tuck-in acquisitions, as well as licensing and channel expansion opportunities to further broaden our portfolio, augment our sales, and capitalize on the scale that our business model affords.”

Outlook

Mr. Buxbaum concluded, “We look forward to reporting our results for the 2014 third and fourth quarters, which we anticipate will show the first visible signs that our stabilization and growth strategies are bearing fruit. Hampshire has faced significant challenges over the past year, and we have taken a number of steps to secure new sources of revenue and reduce costs in order to position the Company for profitable growth. As a result, we expect the third quarter and fourth quarter, and full-year 2014 to show positive Adjusted EBITDA, with further improvement in 2015.”

About Hampshire Group

Hampshire Group, Limited (www.hamp.com), along with its wholly-owned subsidiaries, Hampshire Brands, Inc. and Rio Garment S.A. is a provider of fashion apparel across a broad range of product categories, channels of distribution and price points. The Company specializes in designing and marketing men’s sportswear to department stores, chain stores and mass market retailers under licensed brands, our own proprietary brands and the private labels of our customers. The Company operates a Honduras-based apparel manufacturer, designing, sourcing and manufacturing knit tops for men, women and children.

Cautionary Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of certain factors that affect the Company's business. Risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward looking statements include, but are not limited to, the following: A prolonged period of depressed consumer spending; use of foreign suppliers for raw materials and manufacture of our products including a manufacturing facility based in Honduras; lack of an established public trading market for our common stock; decreases in business from or the loss of any one of our key customers; financial instability experienced by our customers; chargebacks and margin support payments; loss of or inability to renew certain licenses; change in consumer preferences and fashion trends, which could negatively affect acceptance of our products by retailers and consumers; failure of our manufacturers to use acceptable ethical business practices; failure to deliver quality products in a timely manner; problems with our distribution system and our ability to deliver products; labor disruptions at ports, our suppliers, manufacturers or distribution facilities; failure, inadequacy, interruption or security lapse of our information technology; failure to compete successfully in a highly competitive and fragmented industry; challenges integrating any business we have acquired or may acquire; potential impairment of goodwill and acquired intangible assets; unanticipated expenses beyond the amount reserved on our balance sheet or unanticipated cash payments related to the ultimate resolution of income and other possible tax liabilities; significant adverse changes to international trade regulations; loss of certain key personnel which could negatively impact our ability to manage our business; risks related to the global economic, political and social conditions; fluctuation in the price of raw materials adversely affecting our results of operations; energy and fuel costs are subject to adverse fluctuations and volatility; potential restrictions in our ability to borrow under our revolving credit facility; lack of sufficient liquidity to fund our operations; failure to realize expected benefits from our cost savings plan; and cyber-security risks, which could negatively impact the security of our sensitive information and technology.

Investor Relations Contact: Fred Buonocore The Equity Group Inc. (212) 836-9607 fbuonocore@equityny.com

See Accompanying Tables

Hampshire Group, Limited

Selected Unaudited Financial Data

	Three Months Ended		Six Months Ended
(In thousands, except per share data)	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Net sales	$14,699	$26,136	$30,801	$45,050
Cost of goods sold	11,556	20,796	24,549	36,340
Gross profit	3,143	5,340	6,252	8,710
Selling, general and administrative expenses	7,354	8,441	14,634	16,444
Lease litigation settlement	—	(6,113)	—	(6,113)
Loss on lease obligations	82	520	82	520
(Loss) income from operations	(4,293)	2,492	(8,464)	(2,141)
Other income (expense):
Interest income	—	—	—	1
Interest expense	(236)	(84)	(482)	(179)
Other, net	77	16	112	54
(Loss) income from continuing operations before income taxes	(4,452)	2,424	(8,834)	(2,265)
Income tax provision	122	122	101	264
(Loss) income from continuing operations	(4,574)	2,302	(8,935)	(2,529)
(Loss) income from discontinued operations, net of taxes	(3)	(1,168)	62	(1,719)
Net (loss) income	$(4,577)	$1,134	$(8,873)	(4,248)

Basic (loss) income per share:
(Loss) income from continuing operations	$(0.54)	$0.31	$(1.06)	$(0.34)
(Loss) income from discontinued operations, net of taxes	—	(0.16)	0.01	(0.23)
Net (loss) income	$(0.54)	$0.15	$(1.05)	$(0.57)

Diluted (loss) income per share:
(Loss) income from continuing operations	$(0.54)	$0.30	$(1.06)	$(0.34)
(Loss) income from discontinued operations, net of taxes	—	(0.15)	0.01	(0.23)
Net (loss) income	$(0.54)	$0.15	$(1.05)	$(0.57)

Weighted-average number of common shares outstanding:
Basic	8,475	7,474	8,469	7,476
B Diluted	8,475	7,580	8,469	7,476

NON-GAAP RECONCILIATON:
Net income (loss)	$(4,577)	$1,134	$(8,873)	$(4,248)
Interest expense, net	236	84	482	178
Income tax provision, including discontinued operations	110	122	131	264
Depreciation and amortization	790	826	1,566	1,737
EBITDA	(3,441)	2,166	(6,694)	(2,069)
Contract terminations	—	268	—	568
Restructuring costs	112	153	319	895
Stock-based compensation	333	(27)	670	(227)
Lease litigation settlement	—	(6,113)	—	(6,113)
Acquisition-related costs	130	73	374	73
Adjusted EBITDA	$(2,866)	(3,480)	$(5,331)	$(6,873)

The Company believes that supplementing its financial statements prepared in accordance with generally accepted accounting principles in the United States (“GAAP) with certain non-GAAP financial measures, as defined by the Securities and Exchange Commission (“SEC”), provides a more comprehensive understanding of the Company’s results of operations. Such measures include EBITDA and Adjusted EBITDA and should not be considered an alternative to GAAP financial measures, but instead should be read in conjunction with the GAAP financial measures. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K for the year ended December 31, 2013 and its Form 10-Q for the quarter ended June 28, 2014 and other SEC filings, which advise interested parties of certain factors that affect the Company’s business.

SELECTED BALANCE SHEET DATA (Unaudited):
(excluding discontinued operations)	As of June 28, 2014	As of December 31, 2013
Cash and cash equivalents	$649	$1,385
Accounts receivable, net	7,922	15,458
Inventories, net	20,282	18,607
Borrowings under credit facility	6,758	9,187
Working capital	12,245	21,276